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                                                                    EXHIBIT 5.1


                              [AMRESCO LETTERHEAD]





                               January 10, 1996


AMRESCO, INC.
1845 Woodall Rodgers Freeway
Dallas, Texas 75201

     Re: Registration on Form S-3 of 3,600,000 shares of Common Stock, par value $.05 per share, of AMRESCO, INC. ("Common Stock")

Gentlemen:

     I am general counsel of AMRESCO, INC., a Delaware corporation (the "Company"), in connection with the registration and sale of up to 3,600,000 shares of Common Stock (the "Shares") (plus an indeterminate number of additional shares of Common Stock issuable upon changes in the conversion price in respect of the Debentures (defined below)) to be sold by the Selling Shareholders named in the Prospectus constituting a part of this Registration Statement (the "Selling Shareholders") following conversion of the Company's 8% Convertible Subordinated Debentures due 2005 (the "Debentures") pursuant to the Indenture (the "Indenture") dated as of November 27, 1995 between the Company and First Interstate Bank of Texas, National Association, as Trustee (the "Trustee").

     I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on the foregoing, I am of the opinion that the Shares are duly authorized and, when sold by the Selling Shareholders as described in the Prospectus contained in the Company's Registration Statement on Form S-3 to which this opinion is an exhibit, will be validly issued, fully paid and nonassessable.

     In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, the Trustee, the Selling Shareholders and public officials, and I have not independently checked or verified the accuracy of the statements contained therein.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to this Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                              Very truly yours,

                              /s/ L. KEITH BLACKWELL

                              L. Keith Blackwell
                              General Counsel and Secretary